Exhibit d 1 e

MainSTay Funds Trust

AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 30th day of June, 2016, between the MainStay Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated Management Agreement, dated February 27, 2015, as amended (the “Agreement”); and

WHEREAS, the Trust and the Manager hereby wish to amend Schedule A of the Agreement to reflect the addition of the MainStay Epoch Capital Growth Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The remainder of this page has been left blank intentionally.]

1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch		Name:	Yie-Hsin Hung
Title:	Director and Associate General		Title:	Chief Executive Officer
Counsel

MAINSTAY FUNDS TRUST

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch		Name:	Stephen P. Fisher
Title:	Assistant Secretary		Title:	President

2

SCHEDULE A

(As of June 30, 2016)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Absolute Return Multi-Strategy Fund	1.25% on all assets*

MainStay Balanced Fund	0.70% on assets up to $1 billion; 0.65% on assets from $1 billion to $2 billion; and 0.60% on assets in excess of $2 billion

MainStay California Tax Free Opportunities Fund	0.50% on all assets

MainStay Conservative Allocation Fund	0.00%**

MainStay Cornerstone Growth Fund	0.70% on assets up to $500 million; 0.675% on assets from $500 million to $1 billion; and 0.65% on assets in excess of $1 billion

MainStay Cushing MLP Premier Fund	1.10% on assets up to $3 billion; and 1.05% on assets in excess of $3 billion

MainStay Cushing Renaissance Advantage Fund	1.25% on all assets

MainStay Cushing Energy Income Fund (formerly MainStay Cushing Royalty Energy Income Fund)	0.95% on all assets

MainStay Emerging Markets Opportunities Fund	1.10% on all assets

MainStay Epoch Capital Growth Fund	0.75% on all assets

MainStay Epoch Global Choice Fund	1.00% on all assets

MainStay Epoch Global Equity Yield Fund	0.70% on all assets

MainStay Epoch International Small Cap Fund	1.10% on all assets

MainStay Epoch U.S. All Cap Fund	0.85% on assets up to $500 million; 0.825% on assets from $500 million to $1 billion; and 0.80% on assets in excess of $1 billion

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Epoch U.S. Equity Yield Fund	0.70% on assets up to $500 million; and 0.69% on assets in excess of $500 million

MainStay Epoch U.S. Small Cap Fund	0.85% on assets up to $1 billion; and 0.80% on assets in excess of $1 billion

MainStay Floating Rate Fund	0.60% on assets up to $1 billion; 0.575% on assets from $1 billion to $3 billion; and 0.565% on assets in excess of $3 billion

MainStay Growth Allocation Fund	0.00%**

MainStay High Yield Municipal Bond Fund	0.55% on assets up to $1 billion; 0.54% on assets from $1 billion to $3 billion; and 0.53% on assets in excess of $3 billion

MainStay High Yield Opportunities Fund	0.80% on assets up to $3 billion; and 0.775% on assets in excess of $3 billion

MainStay ICAP Equity Fund	0.80% on assets up to $5 billion; 0.775% on assets from $5 billion to $7.5 billion; and 0.75% on assets in excess of $7.5 billion

MainStay ICAP International Fund	0.80% on assets up to $5 billion; 0.775% on assets from $5 billion to $7.5 billion; and 0.75% on assets in excess of $7.5 billion

MainStay ICAP Select Equity Fund	0.80% on assets up to $5 billion; 0.775% on assets from $5 billion to $7.5 billion; and 0.75% on assets in excess of $7.5 billion

MainStay Indexed Bond Fund	0.25% on assets up to $1 billion; and 0.20% on assets in excess of $1 billion

MainStay International Opportunities Fund	1.10% on all assets

MainStay Marketfield Fund	1.40% on assets up to $7.5 billion; 1.38% on assets from $7.5 billion to $15 billion; and 1.36% on assets in excess of $15 billion

MainStay Moderate Allocation Fund	0.00%**

MainStay Moderate Growth Allocation Fund	0.00%**

MainStay New York Tax Free Opportunities Fund	0.50% on all assets

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Retirement 2010 Fund	0.10%

MainStay Retirement 2020 Fund	0.10%

MainStay Retirement 2030 Fund	0.10%

MainStay Retirement 2040 Fund	0.10%

MainStay Retirement 2050 Fund	0.10%

MainStay Retirement 2060 Fund	0.10%

MainStay S&P 500 Index Fund	0.25% on assets up to $1 billion; 0.225% on assets from $1 billion to $2 billion; 0.215% on assets from $2 billion to $3 billion; and 0.20% on assets in excess of $3 billion

MainStay Short Duration High Yield Fund	0.65% on all assets

MainStay Tax Advantaged Short Term Bond Fund	0.45% on all assets

MainStay Total Return Bond Fund	0.50% on assets up to $1 billion; and 0.475% on assets from $ 1 billion to $3 billion; and 0.465% on assets in excess of $3 billion

MainStay U.S. Equity Opportunities Fund	1.00% on all assets

*The Manager agrees to waive the Fund’s management fee in an amount equal to any management fees paid to the Manager by the Fund’s Cayman Subsidiary, as defined in the Fund’s prospectus. The Manager may no terminate this agreement to waive management fees, which will remain in effect for as long as the Manager’s management agreement with the Fund’s Cayman Subsidiary is in place.

** The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Trust, in connection with assets of the Fund that are invested in such investment companies.